SCHEDULE 14A

                       Information Required in Proxy Statement


                               SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]
          Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting  Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                Avondale Industries, Inc.
                     (Name of Registrant as Specified In Its Charter

                     Board of Directors of Avondale Industries, Inc.
                        (Name of Person(s) Filing Proxy Statement)

          Payment of Filing Fee (Check the appropriate box):
          [X]* $125 per Exchange  Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
               14a-6(j)(2).  *previously paid
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
               1) Title of each class of securities to which transaction applies:

               2) Aggregate number of securities to which transaction applies:

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<FN1>

               4)   Proposed maximum aggregate value of transaction:


           <FN1>  Set forth the amount on which the filing  fee is calculated and state how it was determined.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule
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               4)   Date Filed:

                                [AVONDALE LETTERHEAD]








                                    April 28, 1994



          [Address of Stockholder]



          Dear [Stockholder]:

               I appreciate having the opportunity to discuss Avondale and the upcoming shareholders meeting with you the other day.

               Please use the green card we mailed you to cast your vote. As a precaution and to be sure you have the green card, I am enclosing another one for your use if necessary. As we discussed, Avondale's Board of Directors and Management sincerely appreciates your support and encourages you to vote in favor of the director nominees and against the resolutions.

               You can send your card in the enclosed pre-paid overnight package to the following address:

                                   ADP Proxy Services
                                   Attention:  Rob Agosta
                                   51 Mercedes Way
                                   Edgewood, New York  11717

               Since the enclosed green card has no details on it, you need to furnish the name, address and shares you owned as of the record date of April 5, 1994 and sign where appropriate.

               If you have no objection to it, I would appreciate receiving a fax copy of your completed green card to my attention at 504/436-5063.

               We value you as a shareholder and we appreciate your continuing support.

                                             Sincerely,



                                             Thomas M. Kitchen

          Enclosure